                                                                   Exhibit 10.71


        THIS TRADEMARK LICENSE AGREEMENT (the "Agreement") is entered into on September 4, 2003, between and among ATARI Interactive, Inc., a Delaware corporation, having its principal place of business at 50 Dunham Road, Beverly, MA 01915 ("ATARI Interactive"), Infogrames Entertainment S.A., a company incorporated under the laws of France having its principal place of business at 1 Place Verrazzano, 69252 Cedex 09, France ("Parent"), and Atari, Inc., a Delaware corporation, having its principal place of business at 417 5th Avenue, New York, N.Y. 10016 ("Licensee").

                                 WITNESSETH:
                                 ----------

        WHEREAS, ATARI Interactive, which is a wholly-owned subsidiary of the Parent, is the owner of the Trademarks listed or described on Schedule A hereto (collectively the "Trademarks") used in connection with its business;

        WHEREAS, ATARI Interactive has the power and authority to grant to Licensee the right and license to use the Trademarks pursuant to this Agreement;

        WHEREAS, pursuant to a Trademark License Agreement (the "Original Trademark License"), effective as of May 1, 2003 between ATARI Interactive and Licensee, Licensee obtained from ATARI Interactive a license to use the Trademarks during the Term of the Original Trademark License for the business of developing, producing, publishing and distributing entertainment and edutainment software for p.c. and video game consoles and ancillary merchandise related to video games exclusively.

        WHEREAS, in consideration of the obligation of Licensee, as contained in an Agreement Regarding Satisfaction of Debt and License Amendment (the "Satisfaction Agreement") dated September __, 2003 between Licensee and Parent, to issue 2,000,000 shares of common stock of Licensee to ATARI Interactive when and as provided in the Satisfaction Agreement, Licensee and ATARI Interactive are amending and restating the Original Trademark Agreement as set forth herein;

        NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements and obligations set forth herein and in the Satisfaction Agreement, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.      Grant of License.
                ----------------

        1.1     (a)     Subject to the terms and conditions herein, ATARI
Interactive hereby grants to Licensee, during the Term (as defined below) the exclusive right and license to use the Trademarks in connection with the Business in the Territory, including, without limitation, in Licensee's own name, on all corporate materials and on all Product packaging, marketing, advertising and promotional materials and for identification purposes for individuals who are associated with the Products and/or the Business.
        For the purposes of this Agreement, the term "Business" shall mean the business of developing, producing, publishing and distributing entertainment software and/or edutainment software including for and in connection with online and multi-player applications, interactive television and mobile telephony, and shall include ancillary merchandise and promotional goods related to such software, to the Licensee's brand and to its corporate name (together the "Product(s)") ; for the purposes of this Agreement, the term "Product(s)" shall be construed limitatively and shall exclude the use of the Trademarks for businesses in connection with interactive television, mobile telephony, theme-parks, toys, etc...



                (b) For the avoidance of doubt, the rights granted to Licensee hereunder are exclusive, and neither Atari Interactive nor Parent shall have the right, during the Term and with respect to in the Territory, to grant any other license to any third party for the right to use the Trademarks for the Products and/or Business.

        1.2 The term "Territory" shall mean the United States of America, Canada and Mexico and any other country which is encompassed by the definition of "Territory" as set forth in the Distribution Agreement between Parent and Licensee.

        1.3 Licensee shall have the right to conduct its Business in the Territory directly and/or through any sublicense (which sublicense shall include the right to use the Trademarks in connection therewith, if applicable) that it would ordinarily enter into during the Term in its usual course of Business (e.g., OEM and distribution agreements, etc.), it being understood and agreed that: (a) Licensee shall not grant to any third party any sublicense that will endure for a period beyond December 31, 2013 and, more generally, shall not grant any sublicense on terms and/or conditions that are inconsistent with the terms and conditions of the present Agreement, in particular with respect to the Products, the Business and the Territory; (b) this paragraph shall not be deemed to permit Licensee from granting any trademark license with respect to the Trademarks for use in connection with a third party's business, nor shall Licensee have the right to grant a global trademark license to any third party; and (c) during the Term, on a basis no less frequently than quarterly, Licensee shall furnish ATARI Interactive and Parent with a written summary of any and all such sublicenses it enters into.

        1.4 In addition, it is expressly understood and agreed that the rights of Licensee hereunder shall be deemed to include each of Licensee's subsidiaries "controlled" by it, but only for so long as each remains a subsidiary controlled by Licensee, as defined herein, it being understood and agreed that Licensee shall remain liable for the obligations created hereunder with respect to the rights exercised by any such subsidiaries. It is understood and agreed that each of such subsidiaries shall not exercise any right other than the rights contemplated by the present Agreement., in particular with respect to the Products, the Business and the Territory. "Control" shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

        1.5 For the avoidance of doubt, the parties agree that for the purposes of this Agreement, Oddworld shall not be deemed a subsidiary of Licensee.

        1.6 Licensee agrees that notwithstanding the exclusivity in the Territory, ATARI InteractiveLicensor shall have the right during the Term to use the Trademarks in the Territory : (i) for purposes of its corporate denomination and only to the extent that such denomination is sufficiently distinctive from that of Licensee, and (ii) for the Business and the Products but only to the extent it is published or distributed by Licensee in the Territory, pursuant to the carried out through the distribution agreement between Licensee and Parent as of the date hereof..

2.              Acknowledgment of Ownership.
                ---------------------------

        2.1 Subject to the limited representations in Section 8 below, Licensee recognizes and acknowledges the validity of ATARI Interactive's rights in the Trademarks and that ATARI Interactive is the owner thereof as so represented by ATARI Interactive herein. Licensee agrees not to challenge the validity of, or ATARI Interactive's title to, the Trademarks, and not to oppose or petition to cancel any applications filed or registrations received in respect of such rights. Licensee's use of the Trademarks shall inure to the benefit of ATARI Interactive.

        2.2 All rights and goodwill created by or arising from use of the Trademarks by Licensee shall be and remain the sole and exclusive property of ATARI Interactive, and Licensee does hereby waive and renounce any and all claims to such Trademarks. Licensee further agrees not to perform any act or omission materially adverse to the Trademarks.

        2.3 Licensee shall not attempt to register or claim rights in the Trademarks, alone or as part of its own trademark, in the Territory or in jurisdictions foreign thereto, without the prior permission of ATARI Interactive and of Parent. Licensee acknowledges that, notwithstanding the provisions of Section 10.1 below, ATARI Interactive, as the owner of the Trademarks, shall have the right to apply for, and to extend, registrations for the Trademarks throughout the Territory. Licensee agrees to cooperate with ATARI Interactive with respect to the preparation of any application for or extensions of any such registrations, and shall execute any other documents ATARI Interactive may reasonably require to maintain the registrations in effect.

3.      Term
        ----
                Subject to the terms of Sections 5 and 20 below, the term of the license granted hereunder (the "Term") shall be deemed to commence on the day on which the Original Trademark License became effective to and to continue through and including December 31, 2013.

4.      Upfront consideration and Royalties

        4.1 The license granted by this Agreement will be royalty free until, and including, December 31, 2008. However, as provided in the Satisfaction Agreement, Licensee shall issue to ATARI Interactive two million (2,000,000) shares of Licensee's common stock.

        4.2 Licensee will pay ATARI Interactive a royalty equal to 1% of Licensee's net revenues in each calendar quarter in each of the calendar years ending December 31, 2009, 2010, 2011, 2012 and 2013. Notwithstanding the foregoing, no royalties or other amounts shall be payable to ATARI Interactive on amounts received by Licensee from ATARI Interactive or Parent or any affiliates thereof in connection with sales of Licensee's Products or otherwise.

        4.3 For the purposes of this Agreement, Licensee's net revenues in a quarter will be the net revenues shown on Licensee's consolidated statement of income included in the Quarterly Report on Form 10-Q ("Form 10-Q") for that quarter that Licensee files with the U.S. Securities and Exchange Commission ("SEC") or, if Licensee is not required to file reports with the SEC, the net revenues shown on the consolidated statement of income for that quarter that Licensee will be required to prepare for that purpose.

        4.4 Licensee will pay the royalty based upon net revenues in a quarter to ATARI Interactive not later than 15 days after the day on which it files its Form 10-Q for that quarter with the SEC, or if Licensee is not required to file reports with the SEC, it will pay the royalty not later than 45 days after the close of each calendar quarter.

5.      Termination of the Agreement.

        5.1 If Licensee fails to make a royalty payment within 30 days after it is due to be paid in accordance with Section 4.4, ATARI Interactive will have the right to terminate this Agreement with thirty (30) days advance written notice, except that such notice shall be of no force or effect and this agreement shall not be terminated if the royalty is paid in full prior to the end of the thirty-day period.

        5.2 In the case of a breach of Section 7 below, ATARI Interactive may terminate this agreement with thirty (30) days advance written notice. Such notice shall be of no force or effect and the Agreement shall not thereby be terminated if such breach shall have been cured prior to the expiration of such 30-day period.

        5.3 If either party hereto shall file a voluntary petition under any bankruptcy or insolvency law, or if any involuntary petition is filed against either party hereto under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of such filing, or if either party hereto shall make any assignment for the benefit of its creditors or shall make any arrangement pursuant to any bankruptcy or insolvency law, then the other party hereto shall have the right to terminate the Term by the delivery to such first party hereto of written notice of termination. This notice shall state the basis for such claim of a right to terminate the Term and shall be effective immediately upon its delivery.

        5.4 In the case of a breach of Section 13.2 below, ATARI Interactive shall have the right to terminate this Agreement immediately, upon written notice to Licensee.


6.      Effect of Termination or Expiration of this Agreement

        6.1 Upon termination or expiration of this Agreement, Licensee shall immediately cease use of the Trademarks provided, however, that Licensee shall not be required to recall any Products in connection with the termination of its or any of its affiliates rights to use the Trademarks hereunder.

        6.2 Notwistanding anything to the contrary herein, non-exclusive sub-license agreements granted by Licensee to third-parties in the Territory with respect to the Trademarks will continue in full force and effect for their terms following termination (but not natural expiration) of this Agreement.


7.      Quality Control

        7.1 Licensee shall use the Trademarks in connection with the Business, including but not limited to the Products and any marketing, advertising, promotional and corporate materials, as may be set forth in guidelines provided to Licensee by ATARI Interactive, as the same may be modified or amended from time to time (the "Guidelines"), or as otherwise specified in writing by ATARI Interactive, and in compliance with all applicable laws, rules, regulations, policies, requirements and the like of federal, state, local and other governmental, administrative or judicial authorities. Licensee acknowledges that if the Products are of inferior quality, the substantial goodwill which ATARI Interactive possesses in the Trademarks may be impaired. Licensee must obtain ATARI Interactive and Parent's prior written approval for any other use of the Trademarks.

        7.2 Licensee shall, at its sole cost and expense, upon reasonable request by ATARI Interactive, supply to ATARI Interactive samples of the use of the Trademarks, including samples of Products bearing the Trademarks and promotional and written materials, for purposes of inspection to determine if the Products and other materials meet the standards of quality acceptable to ATARI Interactive. Such right of inspection to determine compliance with this Agreement and the quality controls set forth herein shall only be undertaken during business hours and without creating any unreasonable disturbance to inspect the premises of Licensee.

        7.3 Licensee shall not use the Trademarks in any advertising or promotional material or in connection with the Products or conduct any activities with respect to the Business in a manner which is reasonably likely to adversely affect or detract from the Trademarks or ATARI Interactive or Parent; provided, however, that Licensee shall not be in breach of this
Section 7.3 if ATARI Interactive and Parent have approved such use pursuant to Section7.2.

        7.4 Licensee understands that whenever it uses any of the Trademarks which are registered, it may do so in connection with the registration symbol R, provided that it shall not be requied to do so when, in the reasonable opinion of Licensee's counsel, it is determined not to be necessary.

8.      Representations and Warranties.

        8.1 Each party represents and warrants that, to the best of its knowledge and belief, it is in possession of the full right, power and authority to enter into this Agreement.

        8.2 Notwithstanding section 8.1 above, Licensee acknowledges that ATARI Interactive acquired the Trademarks from their prior owner with limited warranties and acknowledges to be fully aware of the scope of rights granted hereunder. ATARI Interactive makes no representations, implied or otherwise, with regards to the sufficiency of the Trademarks for the Business by Licensee.

        8.3 Licensee further acknowledges that it has acted as sole attorney-in-fact for ATARI Interactive in the registration, renewal and general surveillance of the Trademarks in the Terrory. Licensee represents and warrants to ATARI Interactive that, except as disclosed in Schedule B hereto, to the best of its knowledge and belief and after due inquiry, the Trademarks are not subject to unauthorized uses or misuses by third parties and that it is not aware of any infringement of the Trademarks. Licensee also acknowledges that Licensor has granted a security interest in the Trademarks to General Electric Capital Corporation as collateral for the repayment of a credit facility granted by General Electric Capital Corporation to the Licensee in November 2002.

        8.4 Licensee represents and warrants that, to the best of its knowledge and belief, all activities conducted in connection with the Business by Licensee and its employees, officers, directors, and sublicensees, if any, shall be in material compliance with and shall not violate in any material respect any laws, rules, regulations, policies, requirements and the like of federal, state, local and other governmental, administrative or judicial authorities.

9.      Indemnification and Hold Harmless.

        9.1 In consideration for the partially royalty-free grant of this licence, ATARI Interactive shall have no obligation to indemnify or hold Licensee harmless from and against, and shall not be responsible or liable for, any claims, liabilities, damages, losses, costs, attorneys fees, etc., with respect to any of the rights granted herein, action, inaction or activities by Licensee, its sublicensees, and/or one or more third parties concerning, either directly or indirectly, the subject matter of this Agreement.

        9.2 Licensee shall be solely responsible and liable for, with no liability or responsibility on the part of ATARI Interactive or any third party engaged by ATARI Interactive, and shall indemnify and hold ATARI Interactive harmless from and against any and all claims, demands, liabilities, damages, losses, costs, expenses, reasonable counsel fees and settlements, which ATARI Interactive or its officers, directors, employees, agents, attorneys, affiliates, etc. may sustain:

                (a) Arising from any and all unauthorized action, inaction, activities, products or services, including, but not limited to, the Products provided by Licensee, its sublicensees or third parties;

                (b) Resulting from any breach or default in the performance or observance of any of the covenants or obligations of Licensee hereunder or of Licensee's sublicensees under the applicable sublicense agreements;

                (c) Arising from any of Licensee's or its sublicensees' obligations or liabilities; or

                (d) Arising from any product liabilities relating to the Products.

        9.3 The Parties further agree that, in the event Licensor is held liable to Licensee for any reason whatsoever but has counter-claimed against the prior owner or transferror of the Trademarks, Licensee will refrain from seeking indemnification from Licensor until Licensor's counter-claimed is definitely adjudicated or settled.

10.     Enforcement and Protection.

        10.1 Licensee shall endeavor, at ATARI Interactive's own costs, to apply for, to register and to renew during the Term of this Agreement the Trademarks (including the logo) in the Territory. In addition, Licensee shall, at its own costs, investigate unauthorized uses or misuses by third parties of the Trademarks, or variations thereof. ATARI Interactive shall not be required to bring suit or take action with respect to such unauthorized use or misuse by third parties. ATARI Interactive and Parent agree that, as between Licecnsee, on the one hand, and ATARI Interactive and Parent, on the other hand, Aany applications for registrations of, and extensions and renewals of such registrations for, the Trademarks and any and all maintenance (and/or attorneys') fees in connection with the formalization of the Trademarks outside the Territory shall be at the expense of ATARI Interactive.. Notwithstanding the generality of the foregoing, this paragraph is not intended to obligate ATARI Interactive or Parent to register the Trademarks outside the Territory.

        10.2 Licensee shall notify ATARI Interactive of any unauthorized use or misuse of the Trademarks or variations thereof as comes to Licensee's attention, with ATARI Interactive having the sole right and discretion to take action in respect to the unauthorized use or misuse of the Trademarks; provided, however, that to the extent ATARI Interactive declines to take action with respect to any unauthorized use or misuse of the Trademarks and such unauthorized use or misuse materially adversely affects Licensee's Business or any Product published, developed or sold by, or under licence by, Licensee, Licensee shall have the right to take action with respect to such unauthorized use or misuse.

        10.3 It is expressly understood that sublicensees of Licensee shall have no right to take action in respect to the unauthorized use or misuse of the Trademarks, but shall, however, notify Licensee of any such unauthorized use or misuse of the Trademarks or variations thereof, as they come to their attention.


11.     Notices and Other Communications

        11.1 Any notice or other communication required, contemplated or permitted by this Agreement by any party, shall be in writing and shall be either personally delivered or sent by Federal Express or other reputable overnight courier for next business day delivery with charges billed to or prepaid by shipper, or sent by certified mail, return receipt requested, postage prepaid, at the addresses set forth in the preamble of this Agreement, to the attention of the General Counsel. A copy of all notices shall be sent to Parent at 1 Place Verrazzano, 69252 Lyon Cedex 09, France, Attn.: General Counsel. The parties acknowledge and agree that any and all approvals required or permitted to be given by ATARI Interative or Parent hereunder shall be given only by Parent's Board of Directors.

        11.2 Any notice personally served shall be deemed delivered on the date of such service. Any notice sent by overnight courier as provided above shall be deemed delivered on the first business day after the date such notice was delivered to such overnight courier. Any notice sent by certified mail as provided above shall be deemed delivered on the third business day next following the postmark date the notice bears.

12.     Injunctive Relief

Licensee acknowledges that ATARI Interactive may be irreparably harmed by any breach of this Agreement and that any monetary relief may be inadequate to compensate ATARI Interactive for any breach by Licensee. Therefore, in addition to any monetary relief available to ATARI Interactive, ATARI Interactive shall be entitled to seek injunctive relief against Licensee upon making an adequate showing of a material breach of this Agreement by Licensee.

13.     Assignment and Binding Effect

        13.1 This Agreement shall be freely assignable by ATARI Interactive without the prior written consent of Licensee, it being understood and agreed that any assignment by ATARI Interactive shall be subject to the rights of Licensee hereunder.

        13.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest, provided, however, that Licensee shall not assign or otherwise transfer (except by permissible sublicense or other transfer expressly permitted elsewhere herein) any of such rights, duties, obligations or undertakings or any portion thereof, to any third party without the prior, discretionary, written consent of ATARI Interactive and Parent which may be denied without cause. Any attempted assignment or transfer in violation of these provisions shall be invalid.

14.     Severability

        The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect, impair, invalidate or render unenforceable this Agreement or any provision thereof.

15.     Further Assurance

        Licensee agrees that it will, after the date hereof, from time to time and without further consideration thereof, execute and deliver such further instruments and take such further actions as may be required to implement the transactions contemplated hereby. ATARI Interactive agrees that it will, after the date hereof, from time to time and without further consideration therefor, execute and deliver such further instruments and take such further actions as may be required to implement the transactions contemplated hereby.

16.     Governing Law and Jurisdiction

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the conflicts of law principles thereof that would apply the laws of any other jurisdiction. All disputes under this Agreement shall be resolved by the courts sitting in the State of New York, including the state and federal courts, and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

17.     Relationship of the Parties

        Except for the surveillance and registration of the Trademarks, this Agreement shall not create a relationship of agent, employee, or partner of or joint venturer with the other party. The relationship between the parties with respect to the subject matter covered hereby is one of licensor and licensee.

18.     Paragraph Headings

        Paragraph and Section headings of this Agreement are for reference and convenience only and shall have no bearing on the interpretation of this Agreement.

19.     Entire Agreement

        This Agreement (including schedules attached hereto) constitutes the entire agreement between the parties regarding the subject matter hereof. All prior agreements or arrangements, written or oral, between the parties relating to the subject matter hereof are hereby canceled and superseded.

20.     Effectiveness

        20.1 This Agreement will be effective only upon (i) satisfaction of all conditions precedent to closing contained in the Underwriting Agreement relating to the Public Offering described in the Satisfaction Agreement and
(ii) upon valid issuance and delivery to ATARI Interactive of 2,000,000 shares as part of the Public Offering. If the conditions precedent are not satisfied, or the shares are not delivered by 5:00 p.m. New York City time on December 31, 2003 (or such later date as is agreed to by Licensee and Parent), this Agreement will be null and void.

        20.2 When this Agreement becomes effective, it will supersede and replace the Original Trademark Agreement, and Licensee's rights and obligations with regard to the Trademarks will be as set forth in this Agreement.

        20.3 Unless and until this Agreement becomes effective, the Original Trademark Agreement will remain in effect and Licensee's rights and obligations with regard to the Trademarks will be as set forth in the Original Trademark Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first written above.



                                                       ATARI INTERACTIVE, INC.




                                                       By: /s/ Bruno Bonnell
                                                       -----------------------
                                                       Name: Bruno Bonnell
                                                       Title: CEO




                                                       ATARI, INC.





                                                       By: /s/ Harry M. Rubin
                                                       -----------------------
                                                       Name: Harry M. Rubin
                                                       Title: Sr. Executive V.P.




Acknowledged and Agreed to by:
Infogrames Entertainment, S.A.


     /s/ Frederic Chesnais
By:---------------------------
Name: Frederic Chesnais
Title: Directeur General Delegue

                                  Schedule A

                                  Trademarks



Atari

Fuji Logo

                                  Schedule B

                     Misuse or infringement of Trademarks



















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